UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2013

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

This information set forth under this Item 2.02 is intended to be furnished under this Item 2.02 "Results of Operations and Financial Condition." Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On March 7, 2013, Independence Holding Company issued a news release announcing its 2012 Fourth-Quarter and Annual Results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated March 7, 2013: Independence Holding Company Announces 2012 Fourth-Quarter and Annual Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	March 8, 2013

INDEPENDENCE HOLDING COMPANY	CONTACT: DAVID T. KETTIG
96 CUMMINGS POINT ROAD	(212) 355-4141 Ext. 3047
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2012 FOURTH-QUARTER AND ANNUAL RESULTS

Stamford, Connecticut, March 7, 2013. Independence Holding Company (NYSE: IHC) today reported 2012 fourth-quarter and annual results.  As previously reported, IHC paid a special 10% stock dividend to shareholders of record on February 17, 2012.  All per share amounts reflect such stock dividend.  This press release contains both GAAP and non-GAAP financial information for which reconciliations can be found at the end of this release.

Financial Results

Net income per share attributable to IHC increased to $.46 per share, diluted, or $8,290,000, for the three months ended December 31, 2012 compared to $.18 per share, diluted, or $3,225,000, for the three months ended December 31, 2011. Revenues increased to $112,960,000 for the three months ended December 31, 2012 compared to revenues for the comparable period in 2011 of $104,493,000, primarily as a result of an increase in premiums. Due to the profitability in 2012 and projected continuing profitable results of the Company’s 80% owned subsidiary, American Independence Corp. (AMIC), IHC’s net income and operating income for the fourth quarter and year 2012 was positively impacted by an increase of $4,637,000, net of minority interest for an increase in the deferred tax asset related to AMIC’s federal net operating loss carryforward (NOL). The deferred tax asset is reviewed for reasonableness on a quarterly basis.

Net income per share attributable to IHC increased to $1.09 per share, diluted, or $19,661,000, for the year ended December 31, 2012 compared to $.74 per share, diluted, or $13,003,000, for the year ended December 31, 2011. This increase was achieved despite not receiving a one-time benefit this period comparable to the credit of $2,319,000 of deferred income taxes relative to the Company's investment in AMIC that we recorded in the first quarter of 2011. The year 2012 net income was positively impacted by the increase in deferred tax asset of AMIC mentioned above. Revenues increased to $428,061,000 for the year ended December 31, 2012 compared to revenues for the year ended December 31, 2011 of $417,996,000, primarily due to an increase in premiums.

IHC reported operating income1 per share of $.42 per share, diluted, or $7,595,000, for the three months ended December 31, 2012, compared to $.16 per share, diluted, or $2,815,000, for the year ended December 31, 2011. IHC reported operating income per share of $.93 per share, diluted, or $16,816,000, for the year ended December 31, 2012, compared to $.64 per share, diluted, or $11,301,000, for the year ended December 31, 2011. The operating income for the year ended December 31, 2011 benefited from the tax credit of $2,319,000 as described above whereas the operating income for the year ended December 31, 2012 had no such benefit.  The operating results for both the three months and year ended December 31, 2012 were positively impacted by the aforementioned increase in deferred tax asset of AMIC.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “We continue to be encouraged by the significant increase in the profitability and growth of our stop-loss segment, our largest core business, which we attribute to the more efficient and controlled model of writing the majority of our medical stop-loss on a direct basis.  At present, all indicators point to a continuation of this growth and higher level of profitability.   We are also encouraged by the performance of our other lines of business, our expansion into new lines of business, including pet, non-subscriber occupational accident and international insurance, and our new direct-to-consumer tools and distribution platforms. Our overall investment portfolio continues to be very highly rated (on average, AA), and has a duration of approximately six years. Our book value has increased 10% to $15.93 per share at December 31, 2012 from $14.46 per share at December 31, 2011 and our total stockholders’ equity of $286 million is an all-time high.”

Non-GAAP Financial Measures

The Company provides non-GAAP financial measures to complement its consolidated financial statements presented in accordance with GAAP: (i) Operating income is net income attributable to IHC excluding net realized gains or losses and other-than-temporary impairment losses; and (ii) Operating income per share is operating income (loss) on a per share basis.  These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial performance and its prospects for the future.  Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding realized gains or losses, net of taxes, that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance.  However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the "Reconciliation of GAAP Net Income Attributable to IHC to Non-GAAP Income from Operations” schedule below.

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company) and its marketing and administrative affiliates.  Standard Security Life markets medical stop-loss, small group major medical, short-term medical, major medical for individuals and families, limited medical, group long and short-term disability and life, dental, vision and various supplemental products. Madison Life sells group life and disability, employer medical stop-loss, small group major medical, major medical for individuals and families, short-term medical, dental, individual life insurance, and various supplemental products. Independence American offers major medical for individuals and families, medical stop-loss, small group major medical, short-term medical, pet insurance, and non-subscriber occupational accident and international coverages. IHC owns certain subsidiaries through its majority ownership of American Independence Corp. (NASDAQ: AMIC), which is a holding company principally engaged in the insurance and reinsurance business.

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements or earnings guidance, and does not undertake to provide any such guidance in the future.

INDEPENDENCE HOLDING COMPANY

THIRD QUARTER REPORT

December 31, 2012

(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES:
Premiums earned	$94,588	$81,310	$356,067	$336,414
Net investment income	7,650	10,804	33,356	39,788
Fee income	8,226	5,809	29,290	28,632
Net realized investment gains	1,101	6,065	5,099	8,670
Total other-than-temporary impairment losses	-	(948)	(704)	(1,523)
Other income	1,395	1,453	4,953	6,015
	112,960	104,493	428,061	417,996

EXPENSES:
Insurance benefits, claims and reserves	64,357	55,802	244,791	238,862
Selling, general and administrative expenses	40,405	35,827	149,999	147,102
Amortization of deferred acquisitions costs	1,754	6,276	6,566	11,569
Interest expense on debt	503	532	2,091	1,965

	107,019	98,437	403,447	399,498

Income before income taxes	5,941	6,056	24,614	18,498
Income taxes	(4,120)	2,565	2,003	3,732

Net income	10,061	3,491	22,611	14,766
Less: income from noncontrolling interests
in subsidiaries	(1,771)	(266)	(2,950)	(1,763)

NET INCOME ATTRIBUTABLE TO IHC	$8,290	$3,225	$19,661	$13,003

Basic income per common share	$.46	$.18	$1.09	$.74

WEIGHTED AVERAGE SHARES OUTSTANDING	17,946	18,060	17,979	17,577

Diluted income per common share	$.46	$.18	$1.09	$.74

WEIGHTED AVERAGE DILUTED SHARES
OUTSTANDING	18,123	18,061	18,088	17,584

As of March 6, 2013, there were 17,913,966 common shares outstanding, net of treasury shares.

RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO IHC TO NON-GAAP INCOME FROM OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to IHC	$8,290	$3,225	$19,661	$13,003

Realized gains, net of taxes	(695)	(3,883)	(3,292)	(5,553)
Net impairment losses recognized in earnings, net of taxes	-	595	447	973
Write-off of deferred acquisition costs, net of taxes[2]	-	2,878	-	2,878

Operating income from operations	$7,595	$2,815	$16,816	$11,301

Non - GAAP basic income per common share	$.42	$.16	$.94	$.64

Non - GAAP diluted income per common share	$.42	$.16	$.93	$.64

The other-than-temporary-impairment losses are primarily due to the write down in value of certain Alt-A mortgage fixed maturities.

Footnotes

1 Operating income is a non-GAAP measure representing net income attributable to IHC excluding net realized investment gains (losses) and other-than-temporary impairment losses, net of applicable income tax. The Company believes that the presentation of operating income may offer a better understanding of the core operating results of the Company.  A reconciliation of net income attributable to IHC to operating income is included in this press release.

2 In the fourth quarter of 2011, Standard Security Life entered into a coinsurance agreement effective December 31, 2011, to transfer approximately $143 million of group annuity contracts in the first quarter of 2012. As a result of such agreement, the Company wrote-off $4.6 million of deferred acquisition costs at December 31, 2011.